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C L I F F O R D C H A N C E	LIMITED LIABILITY PARTNERSHIP

Exhibit 4.20

[CONFORMED COPY]

 EUR 300,000,000

BRIDGE FACILITY AGREEMENT

dated 7 March 2005

for

SBS BROADCASTING S.A.

as Borrower

with

ABN AMRO BANK N.V.

as Lender

BRIDGE FACILITY AGREEMENT

THIS AGREEMENT is dated 7 March 2005 and made between:

(1)
SBS BROADCASTING S.A. SBS Broadcasting S.A., 8-10 Rue Mathias Hardt, L-1717 Luxembourg, registered number B 31.996 (the "Borrower"); and

(2)
ABN AMRO BANK N.V. as lender (the "Lender").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.
DEFINITIONS AND INTERPRETATION

1.1
Definitions

  In this Agreement:

  "Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

  "Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

  "Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

  "Availability Period" means the period from and including the date of this Agreement to and including the date which is one Month prior to the Final Maturity Date.

  "Available Facility" means the amount of the Facility minus:

  (a)
  the amount of any outstanding Loans; and

  (b)
  in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date,

  other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

  "Break Costs" means the amount (if any) by which:

  (a)
  the interest (excluding the Margin and any applicable Mandatory Cost) which the Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

  exceeds:

  (b)
  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

  "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam and Luxembourg.

  "Consolidated Net Finance Charges" means, for any Relevant Period, the aggregate amount of the accrued interest, commission, periodic fees, discounts, prepayment penalties or premiums and other finance payments in respect of Financial Indebtedness whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

  (a)
  excluding any such obligations to any other member of the Group;

  (b)
  including the interest element of finance or capital leases;

  (c)
  including any accrued commission, periodic fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement; and

  (d)
  deducting any accrued commission, periodic fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument; and

  (e)
  deducting any accrued interest owing to any member of the Group on any deposit or bank account.

  "Default" means an Event of Default or any event, act or omission which would (with the passing of any specified time period, the giving of any notice or satisfaction of any condition) be an Event of Default.

  "Disposal" means any sale, transfer or other disposal (whether voluntary or involuntary and whether as a single transaction or a series of transactions) by the Borrower of any share or other (legal or beneficial) equity interest in any (direct or indirect) Subsidiary of the Borrower, other than any such disposal:

  (a)
  which constitutes the creation or granting of any Security; or

  (b)
  which is a disposal to any other member of the Group.

  "Disposal Proceeds" means the cash consideration received by the Borrower for any Disposal after deducting:

  (a)
  reasonable costs and expenses incurred or to be incurred by the Borrower with respect to that Disposal to any person which is not a member of the Group; and

  (b)
  any Tax incurred or to be incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

  "Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

  "Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

  "Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

  "Equity or Debt Proceeds" means the net proceeds of any Equity or Debt Transaction received by the Borrower after deducting:

  (a)
  reasonable costs and expenses incurred or to be incurred by the Borrower with respect to the Equity or Debt Proceeds; and

  (b)
  any Tax incurred or to be incurred by the Borrower required to be paid by the Borrower in connection with such Equity or Debt Proceeds (as reasonably determined by the Borrower, on the basis of existing rates and taking account of any available credit, deduction or allowance).

  "Equity or Debt Transaction" means:

  (a)
  any issue or allotment, or agreement for the issue or allotment, of any shares or any equity interest of any nature of or in the Borrower (other than any such issue or allotment to any other member of the Group);

  (b)
  any issue or allotment, or agreement for the issue or allotment, of debt securities, warrants, options or any other instrument convertible or exchangeable into share capital (or any other equity interest) of or in the Borrower (other than any such issue or allotment to any other member of the Group);

  (c)
  the issuance by the Borrower of any debt (including, without limitation, pursuant to any private placement or the issue of commercial paper, medium term notes, bonds, debentures or other similar instruments and whether or not subordinated to any other indebtedness) in any debt capital market; or

  (d)
  any transaction pursuant to which any bilateral or syndicated bank debt is raised by the Borrower,

  provided always that "Equity or Debt Transaction" shall not include:

  (i)
  any overdraft or working capital facility entered into by the Borrower in the ordinary course of business; or

  (ii)
  the issue of any shares or other equity interest in the share capital of the Borrower pursuant to the exercise of any stock option granted or issued pursuant to the share incentive scheme operated by the Borrower for the benefit of directors, managers, officers, employees of the Borrower or any other member of the Group and other eligible persons in accordance with the terms of such share incentive scheme.

  "EURIBOR" means, in relation to any Loan:

  (a)
  the applicable Screen Rate; or

  (b)
  (if no Screen Rate is available for the Interest Period of that Loan) the rate quoted by the Lender to leading banks in the European interbank market;

  as of 11 am Brussels time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

  "Event of Default" means any event or circumstance specified as such in Clause 20 (Events of Default).

  "Facility" means the revolving loan facility in aggregate amount of EUR 300,000,000 made available under this Agreement as described in Clause 2 (The Facility), to the extent not cancelled or reduced under this Agreement.

  "Facility Office" means the office or offices identified with the Lender's signature below or such other office as it may from time to time select by notice to the Borrower as the office or offices through which it will perform its obligations under this Agreement.

  "Fee Letter" means any letter dated on or about the date of this Agreement between the Lender and the Borrower setting out the up-front fee referred to in Clause 11.2 (Up-front fee).

  "Final Maturity Date" means the date falling 6 Months after the date of this Agreement.

  "Finance Document" means this Agreement, any Fee Letter and any other document designated as such by the Lender and the Borrower.

  "Financial Indebtedness" means any indebtedness for or in respect of:

  (a)
  moneys borrowed;

  (b)
  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

  (c)
  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

  (d)
  the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

  (e)
  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

  (f)
  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

  (g)
  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

  (h)
  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

  (i)
  any amount raised by the issue of redeemable shares;

  (j)
  any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

  (k)
  (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

  "Group" means the Borrower and its Subsidiaries for the time being.

  "Group EBIT" means, for any Relevant Period, the consolidated profits of the Group from its activities before interest and taxation:

  (a)
  before deducting any Consolidated Net Finance Charges; and

  (b)
  before taking into account any accrued interest owing to any member of the Group.

  "Group EBITDA" means, for any Relevant Period, Group EBIT before deducting any amount attributable to amortisation of intangible assets or the depreciation of tangible assets.

  "Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

  "Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).

  "Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

  "Mandatory Cost" means the percentage rate per annum calculated by the Lender in accordance with Schedule 4 (Mandatory Cost formulae).

  "Mandatory Prepayment Account" means an interest bearing account held in The Netherlands with the Lender in the name of the Borrower identified by the Borrower and the Lender as the

  Mandatory Prepayment Account for the purposes of this Agreement (as the same may be redesignated, substituted or replaced from time to time), such account to be subject to Security created in favour of the Lender with respect to amounts owing to the Lender pursuant to the Finance Documents on terms satisfactory to the Lender.

  "Margin" means 0.70 per cent. per annum. of the principal amount outstanding under the Facility.

  "Material Adverse Effect" means a material adverse effect on:

  (a)
  the business, financial condition or prospects of the Group taken as a whole;

  (b)
  the ability of the Borrower to perform its obligations under the Finance Documents; or

  (c)
  the validity or enforceability of the Finance Documents or the rights or remedies of the Lender under the Finance Documents.

  "Material Company" means, at any time, a Subsidiary of the Borrower which:

  (a)
  has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Group EBITDA) representing five per cent. or more of Group EBITDA; or

  (b)
  has total assets representing five per cent. or more of consolidated Total Assets,

  in each case calculated on an unconsolidated basis in respect of that Subsidiary and determined in accordance with (and on the basis of information provided under) Clause 18.3 (Determination of Material Companies).

  "Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

  (a)
  (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

  (b)
  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

  (c)
  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

  The above rules will only apply to the last Month of any period.

  "Original Financial Statements" means, in relation to the Borrower, its:

  (a)
  audited consolidated and unconsolidated financial statements for its financial year ended 31 December 2003; and

  (b)
  unaudited consolidated financial statements for the financial quarter ending 30 September 2004.

  "Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

  "Party" means a party to this Agreement.

  "Permitted Financial Indebtedness" means:

  (a)
  any Financial Indebtedness incurred pursuant to the Finance Documents;

  (b)
  any Financial Indebtedness incurred by any member of the Group pursuant to overdraft and working capital facilities entered into in the ordinary course of business and on arm's length terms;

  (c)
  any Financial Indebtedness represented by the Senior Notes or any refinancing thereof provided that the aggregate amount of such Financial Indebtedness is not increased thereby;

  (d)
  Financial Indebtedness represented by capital and finance lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of any member of the Group provided that the aggregate principal amount of such Financial Indebtedness does not exceed EUR 5,000,000 (or its equivalent in other currencies) at any time;

  (e)
  any Financial Indebtedness incurred by any member of the Group pursuant to any hedging agreements or other derivative transactions entered into for the purpose of hedging the currency or interest rate exposure of such member of the Group incurred in the ordinary course of trading (and not, for the avoidance of doubt, for speculative purposes);

  (f)
  any Financial Indebtedness incurred by any member of the Group and owing to another member of the Group;

  (g)
  any Financial Indebtedness incurred by any member of the Group pursuant to the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn by such member of the Group against insufficient funds in the ordinary course of business provided that such Financial Indebtedness is fully repaid or otherwise extinguished within five Business Days of its incurrence;

  (h)
  any Financial Indebtedness represented by any letter of credit for the account of any member of the Group in order to provide security for claims, payment obligations or similar requirements in each case in connection with self-insurance and in the ordinary course of business provided that the aggregate principal amount or accreted value of such outstanding Financial Indebtedness (as applicable) does not at any time exceed EUR 5,000,000 (or its equivalent in other currencies);

  (i)
  any Financial Indebtedness not permitted pursuant to paragraphs (a) to (h) above provided that (i) the proceeds of such Financial Indebtedness are used for working capital or general corporate purposes or to refinance Permitted Financial Indebtedness and (ii) the aggregate principal amount or accreted value (as applicable) thereof does not at any time exceed EUR 50,000,000 (or its equivalent in other currencies).

  "Quotation Day" means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period unless market practice differs in the European Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the European Interbank Market (and if quotations would normally be given by leading banks in the European Interbank Market on more than one day, the Quotation Day will be the last of those days).

  "Relevant Period" means each period of twelve months ending on the last day of each financial year and each financial quarter of the Borrower.

  "Repeating Representations" means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), Clause 17.9 (No default), Clause 17.11 (No misleading information), Clause 17.13 (Pari passu ranking) and Clause 17.14 (No proceedings pending or threatened).

  "Rollover Loan" means one or more Loans:

  (a)
  made or to be made on the same day that a maturing Loan is due to be repaid;

  (b)
  the aggregate amount of which is equal to or less than the maturing Loan; and

  (c)
  made or to be made for the purpose of refinancing a maturing Loan.

  "Screen Rate" means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

  "Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

  "Senior Notes" means the 12% senior notes due 2008 referred to in the indenture entered between The Bank of New York, as trustee and the Borrower dated 14 June 2001 as amended by the Amendment No. 1 to Indenture dated 13 July 2001 and the SEC registered notes exchanged therefore.

  "Subsidiary" means in relation to any company or corporation, a company or corporation:

  (a)
  which is controlled, directly or indirectly, by the first mentioned company or corporation;

  (b)
  more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

  (c)
  which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

  and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

  "TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

  "TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

  "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

  "Total Assets" means, at any time, the total assets of the Group, determined in accordance with US GAAP.

  "Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

  "US GAAP" means the generally accepted accounting principles of the United States of America.

  "Utilisation" means a utilisation of the Facility.

  "Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

  "Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).

  "VAT" means value added tax and any other tax of a similar nature.

1.2
Construction

(a)
Unless a contrary indication appears any reference in this Agreement to:

(i)
the "Lender", the "Borrower", any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)
"assets" includes present and future properties, revenues and rights of every description;

(iii)
the "equivalent" on any date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Lender at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

(iv)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)
"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)
a provision of law is a reference to that provision as amended or re-enacted; and

(ix)
a time of day is a reference to Amsterdam time.

(b)
Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Default or an Event of Default is "continuing" if it has not been remedied or waived.

1.3
Currency Symbols and Definitions

  "USD" denotes the lawful currency of the United States of America, "GBP" denotes lawful currency of the United Kingdom and "EUR" and "euro" means the single currency unit of the Participating Member States.

1.4
Third party rights

  A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITY

2.
THE FACILITY

2.1
The Facility

  Subject to the terms of this Agreement, the Lender makes available to the Borrower a euro revolving loan facility in an aggregate amount equal to EUR 300,000,000.

3.
PURPOSE

3.1
Purpose

  The Borrower shall apply all amounts borrowed by it under the Facility towards:

  (a)
  the financing of part of the acquisition consideration and/or related costs in connection with the acquisition by the Group of CMore Group AB (such acquisition expected to occur at 11 a.m. on 8 March 2005);

  (b)
  general corporate purposes and working capital purposes; and

  (c)
  to repay maturing Loans in accordance with this Agreement.

3.2
Monitoring

  The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.
CONDITIONS OF UTILISATION

4.1
Initial conditions precedent

  The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2
Further conditions precedent

  The Lender will only be obliged to comply with Clause 5.4 (Making of Loan) if on the date of the Utilisation Request and on the proposed Utilisation Date:

  (a)
  in the case of a Rollover Loan, no notice of acceleration of the Facility has been given under Clause 20.12 (Acceleration); and

  (b)
  in the case of any other Loan:

  (i)
  no Default is continuing or would result from the proposed Loan; and

  (ii)
  the Repeating Representations to be made by the Borrower are true in all material respects.

4.3
Maximum number of Loans

  The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 10 or more Loans would be outstanding.

SECTION 3
UTILISATION

5.
UTILISATION

5.1
Delivery of a Utilisation Request

  The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than:

  (a)
  in respect of the first Utilisation of the Facility, 10 a.m. on the proposed Utilisation Date; and

  (b)
  in respect of any other Utilisation, noon on the date which is three Business Days prior to the date of the proposed Utilisation.

5.2
Completion of a Utilisation Request

(a)
Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)
the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)
the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)
the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)
Only one Loan may be requested in each Utilisation Request.

5.3
Currency and amount

(a)
The currency specified in a Utilisation Request must be euro.

(b)
The amount of the proposed Loan must be an amount which is not more than the Available Facility and (unless otherwise agreed between the Lender and the Borrower) which is a minimum of EUR 5,000,000 and an integral multiple of EUR 1,000,000 or, if less, the Available Facility.

5.4
Making of Loan

  If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.
REPAYMENT OF LOANS

  The Borrower shall repay each Loan on the last day of its Interest Period.

7.
PREPAYMENT AND CANCELLATION

7.1
Illegality

  If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

  (a)
  the Lender shall promptly notify the Borrower upon becoming aware of that event, whereupon the Facility will be immediately cancelled; and

  (b)
  the Borrower shall repay Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2
Change of control

(a)
If any person or group of persons acting in concert gains control of the Borrower:

(i)
the Borrower shall promptly notify the Lender upon becoming aware of that event;

(ii)
the Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)
the Lender may, by not less than 10 days notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)
For the purpose of paragraph (a) above "control" means:

(i)
the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)
cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower; or

(B)
appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(C)
give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of the Borrower are obliged to comply with; or

(ii)
the holding of more than one-half of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(iii)
For the purpose of paragraph (a) above "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate control of the Borrower.

7.3
Mandatory Prepayment and Cancellation

(a)
The Borrower shall notify the Lender in writing promptly upon receipt by the Borrower of any Equity or Debt Proceeds or any Disposal Proceeds, giving details of the recipient and the amount of the relevant Equity or Debt Proceeds or Disposal Proceeds.

(b)
If the Borrower receives any Equity or Debt Proceeds in excess of EUR 10,000,000 in aggregate (the amount by which such Equity or Debt Proceeds exceeds EUR 10,000,000, the "Relevant Equity or Debt Proceeds") then (i) on the date on which such Equity or Debt Proceeds are received the Facility shall be reduced and cancelled by an amount equal to the Relevant Equity or Debt Proceeds and (ii) (subject to the following provisions of this Clause 7.3) within 10 Business Days of receipt the Borrower shall, to the extent necessary, prepay Loans such that (after such prepayment) the aggregate amount of all outstanding Loans does not exceed the Facility (after its reduction pursuant to (i) above).

(c)
If the Borrower receives any Disposal Proceeds in respect of any Disposal in excess of EUR 10,000,000 in aggregate (the amount by which such Disposal Proceeds exceed EUR 10,000,000, the "Relevant Disposal Proceeds") then (i) on the date on which such Disposal Proceeds are received the Facility shall be reduced and cancelled by an amount equal to the Relevant Disposal Proceeds and (ii) (subject to the following provisions of this Clause 7.3) within 10 Business Days of receipt the Borrower shall, to the extent necessary, prepay Loans such that (after such prepayment) the aggregate amount of all outstanding Loans does not exceed the Facility (after its reduction pursuant to (i) above).

(d)
For the purposes of this Clause 7.3, to the extent that any Equity or Debt Proceeds or Disposal Proceeds are denominated in a currency other than euro such Equity or Debt Proceeds or Disposal Proceeds shall be converted into euro by the Borrower on or as soon as practicable after the date on which they were received by the Borrower at prevailing market rates reasonably available to the Borrower and the amount of such Equity or Debt Proceeds or Disposal Proceeds shall be such euro amount net of any reasonable costs and expenses of such conversion.

(e)
If a prepayment is to be made under this Clause 7.3, the Borrower may give the Lender notice in writing not less than 5 Business Days before the date on which, pursuant to paragraphs (b) or (c) (as the case may be) of this Clause 7.3, the prepayment would be required to be made, specifying that prepayment of each of the outstanding Loans will be made on the last day of the then current Interest Period for such Loan. If no such notice is given in accordance with this paragraph (e), prepayment shall be made at the time and in the manner set out in the foregoing provisions of this Clause 7.3.

(f)
If pursuant to paragraph (e), the Borrower requests that prepayment of each outstanding Loan is to be made on the last day of the then current Interest Period relating thereto and ensures that the amount required to be prepaid is credited to the Mandatory Prepayment Account on the date on which the prepayment would otherwise be required to be made, the relevant prepayment date in relation to each outstanding Loan shall be delayed in accordance with such request until the last day of the then current Interest Period for such Loan.

(g)
The Borrower irrevocably authorises the Lender to withdraw monies from the Mandatory Prepayment Account and to apply such monies against prepayments which are due to be made hereunder (and the Lender shall make such withdrawal and application on the last day of the relevant Interest Period for each Loan in respect of which a prepayment is to be made) or, upon the occurrence of an Event of Default which is continuing, against any amounts due and payable under the Finance Documents.

  (h)
  The Lender acknowledges and agrees that interest shall accrue at normal commercial rates on amounts standing to the credit of the Mandatory Prepayment Account and that the Borrower shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to the Mandatory Prepayment Account).

7.4
Voluntary cancellation

  The Borrower may, if it gives the Lender not less than 10 Business Days' prior notice, cancel the whole or any part (being a minimum amount of EUR 5,000,000 and an integral multiple of EUR 1,000,000) of the Available Facility.

7.5
Voluntary Prepayment of Loans

  The Borrower may, if it gives the Lender not less than 10 Business Days' prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 5,000,000 and an integral multiple of EUR 1,000,000).

7.6
Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if applicable), without premium or penalty.

(c)
Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)
The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Facility except at the times and in the manner expressly provided for in this Agreement.

(e)
No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION

8.
INTEREST

8.1
Calculation of interest

  The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

  (a)
  Margin;

  (b)
  EURIBOR; and

  (c)
  Mandatory Cost, if any.

8.2
Payment of interest

  On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

8.3
Default interest

(a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)
If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)
the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4
Notification of rates of interest

  The Lender shall notify the Borrower of the determination of a rate of interest under this Agreement as soon as reasonably practicable after the making of such determination in accordance with the provisions of this Agreement.

9.
INTEREST PERIODS

9.1
Selection of Interest Periods

(a)
The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

  (b)
  Subject to this Clause 9, the Borrower may select an Interest Period of one, two or three Months or any other period agreed between the Borrower and the Lender.

  (c)
  An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

  (d)
  Each Interest Period for a Loan shall start on the Utilisation Date.

  (e)
  A Loan has one Interest Period only.

9.2
Non-Business Days

  If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.
CHANGES TO THE CALCULATION OF INTEREST

10.1
Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)
the Margin;

(ii)
the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select; and

(iii)
the Mandatory Cost, if any.

(b)
In this Agreement "Market Disruption Event" means, before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of obtaining matching deposits in the European Interbank Market would be in excess of EURIBOR.

10.2
Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)
Any alternative basis agreed pursuant to paragraph (a) above shall be binding on the Lender and the Borrower.

10.3
Break Costs

  The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.
FEES

11.1
Commitment fee

(a)
Subject to paragraph (b) below, the Borrower shall pay a fee in euro computed at the rate of 0.28 per cent. per annum on the Available Facility for the Availability Period.

(b)
The fee referred to in paragraph (a) above shall not begin to accrue until the date which falls one Month after the date of this Agreement and no such fee shall be payable in respect of the period between the date of this Agreement and the date falling one Month after the date of this Agreement.

  (c)
  The accrued fee referred to in paragraph (a) above is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Facility at the time the cancellation is effective.

11.2
Up-front fee

  The Borrower shall pay to the Lender an up-front fee in the amount and at the time agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.
TAX GROSS UP AND INDEMNITIES

12.1
Definitions

(a)
In this Agreement:

    "Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

    "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

    "Tax Payment" means either the increase in a payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

    "Tax Relief" means a deduction, exemption or other relief in computing the amount of any Tax.

12.2
Tax gross-up

(a)
The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to that Lender.

(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
The Borrower is not required to make an increased payment to the Lender under paragraph (c) above for a Tax Deduction if the Tax Deduction arises as a result of the gross negligence or wilful default of the Lender or the failure of the Lender to complete any procedural formalities necessary to enable the Borrower to obtain authorisation to make the relevant payment without a Tax Deduction which the Lender has been reasonably requested to perform by the Borrower or the relevant tax authorities and which it is within the control of the Lender to complete (without incurring any cost or expense other than any cost or expense which the Lender considers to be immaterial or which is met by the Borrower).

(e)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3
Tax indemnity

(a)
The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines (acting in good faith) will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a Finance Document.

  (b)
  Paragraph (a) above shall not apply:

  (i)
  with respect to any Tax assessed on the Lender:

  (A)
  under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

  (B)
  under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

      if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender;

    (ii)
    with respect to any other payment of or for or on account of Tax by the Lender under the law of any jurisdiction referred to in sub-paragraph (i) above except where the same is incurred in connection with any requirement of the Borrower to make a deduction or withholding for or on account of Tax, or to make a payment on account of Tax, in each case in respect of a Tax liability of the Lender, in respect of any payments under this Agreement (including a failure to comply with such requirement); or

    (iii)
    to the extent a loss, liability or cost:

    (A)
    is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

    (B)
    would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

    (C)
    arises as a result of the gross negligence or wilful default of the Lender or the failure of the Lender to complete any procedural formalities in connection with any Tax which the Lender has been reasonably requested to perform by the Borrower or the relevant tax authorities and which it is within the control of the Lender to complete (without incurring any cost or expense other than any cost or expense which the Lender considers to be immaterial or which is met by the Borrower).

  (c)
  The Lender making, or intending to make a claim under paragraph (a) above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4
Tax Credit

(a)
If the Borrower makes a Tax Payment and the Lender determines (acting in good faith) that:

(i)
a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)
the Lender has obtained, utilised and retained that Tax Credit,

    the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

  (b)
  If the Lender makes any payment to the Borrower pursuant to paragraph (a) above and the Lender subsequently determines (acting in good faith) that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such Tax Credit in full, the Borrower shall reimburse the Lender such amount (being an amount no greater than the amount paid to the Borrower pursuant to paragraph (a) above) as the Lender determines (acting in good faith) is necessary to place it in the same after-tax position as it would have been in if such Tax Credit had been obtained and fully used and retained by the Lender.

12.5
Stamp taxes

  The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6
Value added tax

(a)
All amounts set out, or expressed to be payable under a Finance Document by the Borrower to the Lender which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by the Lender to the Borrower under a Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and the Lender shall promptly provide an appropriate VAT invoice to the Borrower).

(b)
Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines (acting in good faith) that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.
INCREASED COSTS

13.1
Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)
In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(ii)
an additional or increased cost; or

(iii)
a reduction of any amount due and payable under any Finance Document,

    which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Facility or funding or performing its obligations under any Finance Document.

13.2
Increased cost claims

  The Lender intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim.

13.3
Exceptions

(a)
Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)
attributable to a Tax Deduction required by law to be made by the Borrower;

    (ii)
    compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

    (iii)
    attributable to the failure of the Lender to complete any procedural formalities in connection with any Tax which the Lender has been reasonably requested to perform by the Borrower or the relevant tax authorities and which it is within the control of the Lender to complete (without incurring any cost or expense other than any cost or expense which the Lender considers to be immaterial or which is met by the Borrower);

    (iv)
    (without prejudice to paragraph (b) of Clause 12.4 (Tax Credit)) attributable to any loss or reduction of any Tax Credit or Tax Relief (including, without limitation, any Tax Credit or Tax Relief in connection with any financing or hedging arrangements of the Lender) received or receivable by the Lender under the laws of any jurisdiction in which it is incorporated or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes, or the jurisdiction in which its Facility Office is located (other than the loss or reduction of any such Tax Credit or Tax Relief received or receivable by the Lender where such loss or reduction is due to the gross negligence or wilful breach of the Borrower or any other member of the Group of any law or regulation or any Event of Default);

    (v)
    compensated for by the payment of the Mandatory Cost; or

    (vi)
    attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

  (b)
  In this Clause 13.3, a reference to a "Tax Credit", "Tax Deduction" or "Tax Relief" has, in each case, the same meaning given to such term in Clause 12.1 (Definitions).

14.
OTHER INDEMNITIES

14.1
Currency indemnity

(a)
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)
making or filing a claim or proof against the Borrower;

(ii)
obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

    the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

  (b)
  The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2
Other indemnities

  The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

  (a)
  the occurrence of any Event of Default;

  (b)
  a failure by the Borrower to pay any amount due under a Finance Document on its due date;

  (c)
  funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

  (d)
  a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

  (e)
  the Lender investigating any event which it reasonably believes is a Default; or

  (f)
  the Lender acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.
MITIGATION BY THE LENDER

15.1
Mitigation

(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)
Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2
Limitation of liability

(a)
The Borrower shall indemnify The Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)
The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16.
COSTS AND EXPENSES

16.1
Transaction expenses

  The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing, execution and syndication of:

  (a)
  this Agreement and any other documents referred to in this Agreement (up to a cap agreed upon or to be agreed upon between the parties); and

  (b)
  any other Finance Documents executed after the date of this Agreement,

16.2
Amendment costs

  If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 24.8 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3
Enforcement costs

  The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.
REPRESENTATIONS

  The Borrower makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.

17.1
Status

(a)
It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)
It and each of its Material Companies has the power to own its assets and carry on its business as it is being conducted.

17.2
Binding obligations

  The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3
Non-conflict with other obligations

  The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

  (a)
  any law or regulation applicable to it;

  (b)
  its or any of its Subsidiaries' constitutional documents; or

  (c)
  any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets to an extent or in a manner which might reasonably be expected to have a Material Adverse Effect.

17.4
Power and authority

  It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5
Validity and admissibility in evidence

  All Authorisations required or desirable:

  (a)
  to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

  (b)
  to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation (subject to compliance with any applicable enforcement procedures of that jurisdiction), have been obtained or effected and are in full force and effect.

17.6
Governing law and enforcement

(a)
The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

  (b)
  Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7
Deduction of Tax

  It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8
No filing or stamp taxes

  Under the law of its jurisdiction of incorporation it is not required that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9
No Insolvency

  No corporate action, legal proceeding or other procedure or step described in Clause 20.6 (Insolvency proceedings) has been taken or, to the knowledge of the Borrower, threatened in relation to the Borrower or any Material Company and none of the circumstances described in Clause 20.5 (Insolvency) applies to the Borrower or any Material Company.

17.10
No default

(a)
No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any Material Company or to which its (or any Material Company's) assets are subject which might have a Material Adverse Effect.

17.11
No misleading information

  All written information supplied by any member of the Group to the Lender to in connection with the Finance Documents is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

17.12
Financial statements

(a)
Its Original Financial Statements were prepared in accordance with US GAAP consistently applied.

(b)
Its Original Financial Statements fairly represent its consolidated and unconsolidated (as the case may be) financial condition and operations during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition since 30 September 2004.

17.13
Pari passu ranking

  Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14
No proceedings pending or threatened

  No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Material Company.

17.15
Environmental compliance

  It and each Material Company has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by it or any Material Company or on which it or any Material Company has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

17.16
Environmental Claims

  No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against it or any Material Company where that claim would be reasonably likely, if determined against it or that Material Company to have a Material Adverse Effect.

17.17
Taxation

(a)
It and each Material Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets, and each other member of the Group has duly and punctually paid and discharged all material Taxes imposed upon it or its assets, in each case within the time period allowed without incurring penalties, save to the extent that:

(i)
each of the following applies:

(A)
payment is being contested in good faith;

(B)
it or the relevant member of the Group has maintained adequate reserves for those Taxes; and

(C)
payment can be lawfully withheld; or

(ii)
settlement and rescheduling has been reached with the appropriate tax authorities prior to the date of this Agreement in relation to such Taxes.

(b)
No member of the Group is materially overdue in the filing of any Tax returns.

(c)
No material claims or investigations are being or are reasonably likely to be asserted against any member of the Group with respect to Taxes.

17.18
No Immunity

  In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.19
Private and commercial acts

  Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

17.20
Repetition

  The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

18.
INFORMATION UNDERTAKINGS

  The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Facility is in force.

18.1
Financial statements

  The Borrower shall supply to the Lender:

  (a)
  as soon as the same become available, but in any event within 135 days after the end of each of its financial years, its audited financial statements for that financial year (as contained in the Borrower's Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Exchange Act of 1934, if applicable); and

  (b)
  as soon as the same become available, but in any event within 90 days after the end of each financial quarter of each of its financial years, its financial results (as contained in the submissions made by the Borrower with the U.S. Securities and Exchange Commission on Form 6-K pursuant to the U.S. Securities Exchange Act of 1934, if applicable) for that financial quarter.

18.2
Requirements as to financial statements

(a)
Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing the Group's financial condition as at the date as at which those financial statements were drawn up.

(b)
The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using US GAAP. To the extent that there is any change in US GAAP, or to the extent that the accounting practices and financial reference periods applied in the preparation of the Original Financial Statements are different to those applied under US GAAP, the Borrower shall notify the Lender accordingly and shall ensure that its auditors deliver to the Lender a description of any change necessary for any financial statements delivered under Clause 18.1 (Financial statements) to reflect the accounting practices and reference periods upon which the Borrower's Original Financial Statements were prepared.

18.3
Determination of Material Companies

  Whether or not a member of the Group is a Material Company shall be determined on the basis of the most recent audited financial statements of the Group delivered to the Lender pursuant to Clause 18.1 (Financial statements) and such other information as the Lender (acting reasonably) may specify to the Borrower for the purpose of determining whether or not a member of the Group is a Material Company. The Borrower agrees to deliver such financial statements and other information to the Lender as the Lender may reasonably require for this purpose.

18.4
Information: miscellaneous

  The Borrower shall supply to the Lender:

  (a)
  promptly upon the reasonable request of the Lender, all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally;

  (b)
  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

  (c)
  promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

18.5
Notification of default

(a)
The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6
"Know your customer" checks

(a)
If:

(i)
the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(ii)
any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement,

    obliges the Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.
GENERAL UNDERTAKINGS

  The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Facility is in force.

19.1
Authorisations

  The Borrower shall promptly:

  (a)
  obtain, comply with and do all that is necessary to maintain in full force and effect; and

  (b)
  if so requested by the Lender (acting reasonably), supply certified copies to the Lender of,

  any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

19.2
Compliance with laws

  The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

19.3
Negative pledge

(a)
Except as provided for in paragraph (c) below, the Borrower shall ensure that neither it nor any other member of the Group will create or permit to subsist any Security over any of its assets.

  (b)
  Except as provided for in paragraph (c) below, the Borrower shall ensure that neither it nor any other member of the Group will:

  (i)
  sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

  (ii)
  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

  (iii)
  enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

  (iv)
  enter into any other preferential arrangement having a similar effect,

    in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

  (c)
  Paragraphs (a) and (b) above do not apply to:

  (i)
  any Security entered into by any member of the Group (other than the Borrower) on arm's length terms which is existing as at the date of this Agreement or any Security entered into by any member of the Group (other than the Borrower) which replaces any such Security provided that the amount thereby secured is not increased;

  (ii)
  any Security entered into by any member of the Group (other than the Borrower) on arm's length terms to secure any Permitted Financial Indebtedness provided that the aggregate amount thereby secured does not exceed the aggregate amount of such Permitted Financial Indebtedness;

  (iii)
  any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

  (iv)
  any lien arising by operation of law and in the ordinary course of trading;

  (v)
  any Security over or affecting (or transaction ("Quasi-Security") described in paragraph (b) above affecting) any asset acquired by a member of the Group after the date of this Agreement if:

  (A)
  the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

  (B)
  the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

  (C)
  the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

  (vi)
  any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

  (A)
  the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

  (B)
  the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

  (C)
  the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

    (vii)
    any Security entered into pursuant to any Finance Document;

    (viii)
    any Security created or incurred by the Borrower with respect to its obligations where such obligations do not exceed in the aggregate EUR 25,000,000 (or its equivalent in other currencies) at any one time, where such Security is not otherwise permitted pursuant to the other provisions of this Clause 19.3;

    (ix)
    any Security created or incurred by any member of the Group to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature in each case granted in the ordinary course of business by such member of the Group provided that where such Security is created or incurred by the Borrower, the aggregate amount thereby secured does not exceed EUR 10,000,000 at any time;

    (x)
    any Security created or incurred by any member of the Group (other than the Borrower) encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of such member of the Group, including rights of offset and set-off provided that any such contractual or warranty requirements are entered into in the ordinary course of business of such member of the Group;

    (xi)
    any Security created or incurred by any member of the Group (other than the Borrower) for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with US GAAP shall have been made therefore;

    (xii)
    any Security created or incurred by any member of the Group (other than the Borrower) arising by reason of any judgment, decree or order of any court provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been fully terminated or the period within which such proceedings may be initiated shall not have expired;

    (xiii)
    purchase money Security created or incurred by any member of the Group (other than the Borrower) to finance the acquisition of property or assets in the ordinary course of business by such member of the Group where such Security is created within 90 days of such acquisition and provided that the related purchase money Financial Indebtedness is:

    (A)
    Permitted Financial Indebtedness;

    (B)
    the aggregate amount thereof does not exceed the cost of such property or assets; and

    (C)
    not secured by any property or assets other than the property and assets so acquired;

    (xiv)
    any Security created or incurred by any member of the Group (other than the Borrower) or deposits made in the ordinary course of business by any member of the Group (other than the Borrower) in connection with workers' compensation, unemployment insurance and other types of social security, including any Security created or incurred by such member of the Group securing letters of credit issued in the ordinary course of business consistent with past practice of such member of the Group in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) of such member of the Group; and

    (xv)
    any Security created or incurred by any member of the Group (other than the Borrower) in the ordinary course of business of such member of the Group securing reimbursement obligations with respect to any commercial letter of credit and which encumbers documents and other property relating to such letters of credit and products and proceeds thereof.

19.4
Financial Indebtedness

(a)
Except as permitted under paragraph (b) below, the Borrower shall not (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)
Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

19.5
Merger

  The Borrower shall ensure that neither it nor any other member of the Group will enter into any amalgamation, demerger, merger or corporate reconstruction other than any amalgamation or merger between any two or more members of the Group (other than the Borrower or any member of the Group to which any of the circumstances described in Clause 20.5 (Insolvency) apply (as if references to "Material Company" therein were references to any member of the Group)).

19.6
Change of business

  The Borrower shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

19.7
Insurance

  The Borrower shall ensure that it and each Material Company will maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

19.8
Environmental Compliance

  The Borrower shall ensure that it and each Material Company will comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.9
Environmental Claims

  The Borrower shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same:

  (a)
  if any Environmental Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against the Borrower or any Material Company, or

  (b)
  of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower or any Material Company,

  where the claim would be reasonably likely, if determined against that Material Company, to have a Material Adverse Effect.

19.10
Taxation

  The Borrower shall ensure that it and each Material Company will duly and punctually pay and discharge all Taxes imposed upon it or its assets, and that each other member of the Group will duly and punctually pay and discharge all material Taxes imposed upon it or its assets, in each case within the time period allowed without incurring penalties, save to the extent that:

  (a)
  each of the following applies:

  (i)
  payment is being contested in good faith;

  (ii)
  it or the relevant member of the Group has maintained adequate reserves for those Taxes; and

  (iii)
  payment can be lawfully withheld; or

  (b)
  settlement and rescheduling has been reached with the appropriate tax authorities prior to the date of this Agreement in relation to such Taxes.

19.11
Loans and Guarantees

  The Borrower shall ensure that neither it nor any other member of the Group will make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, other than:

  (a)
  any guarantee given by any member of the Group on arm's length terms in respect of or which constitutes Permitted Financial Indebtedness;

  (b)
  any loan made, or any guarantee given, by any member of the Group in each case to a company in which such member of the Group holds an equity interest provided that such loan or guarantee was entered into prior to the date of this Agreement and on arm's length terms;

  (c)
  any loan made by any member of the Group in the ordinary course of business to an employee thereof provided that the aggregate amount of all such loans made by such member of the Group does not exceed at any time the EUR 2,500,000 (or its equivalent in other currencies);

  (d)
  any loan made by any member of the Group to or for the benefit of any director, employee or member of management thereof not permitted pursuant to paragraph (c) above where such loan is made as part of an incentive scheme or employment plan, agreement or arrangement in the ordinary course of business and provided that the aggregate amount of all such loans made by all members of the Group does not exceed at any time EUR 2,500,000 (or its equivalent in other currencies); or

  (e)
  any loan made or guarantee granted not permitted pursuant to paragraphs (a) to (d) above where the aggregate amount of Financial Indebtedness or other actual or contingent liabilities incurred pursuant to all such loans and guarantees does not exceed EUR 7,500,000 (or its equivalent in other currencies).

20.
EVENTS OF DEFAULT

  Each of the events or circumstances set out in Clause 20 is an Event of Default.

20.1
Non-payment

  The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

  (a)
  its failure to pay is caused by administrative or technical error; and

  (b)
  payment is made within 3 Business Days of its due date for payment.

20.2
Other obligations

(a)
The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Lender giving notice to the Borrower or (as applicable) the Borrower becoming aware of the failure to comply.

20.3
Misrepresentation

  Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

20.4
Cross default

(a)
Any Financial Indebtedness of any member of the Group is not paid when due (after the expiry of any originally applicable grace period, if applicable).

(b)
Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No event of default will occur under this Clause 20.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 10,000,000 (or its equivalent in other currencies).

20.5
Insolvency

(a)
The Borrower or any Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)
The value of the assets of the Borrower or any Material Company is less than its liabilities.

(c)
A moratorium is declared in respect of any indebtedness of the Borrower or any Material Company.

20.6
Insolvency proceedings

(a)
Except as provided in paragraph (b) below legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Material Company other than a solvent liquidation or reorganisation of a Material Company;

    (ii)
    a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Material Company;

    (iii)
    the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any Material Company or any of its assets; or

    (iv)
    enforcement of any Security over any assets of the Borrower or any Material Company,

    or any analogous procedure or step is taken in any jurisdiction.

  (b)
  Paragraph (a) above does not apply to any winding-up petition which is frivolous or vexatious in nature or is being contested in good faith and which is discharged, stayed or dismissed within 20 Business Days of commencement or, if earlier, the date on which it such petition is advertised.

20.7
Creditors' process

  Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group and is not discharged within 20 Business Days unless the base currency equivalent of the aggregate value of that asset or those assets is less than EUR 10,000,000.

20.8
Unlawfulness

  It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

20.9
Repudiation

  The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.10
Governmental Intervention

  By or under the authority of any government:

  (a)
  the management of the Borrower or any Material Company is wholly or substantially displaced or the authority of the Borrower or any Material Company in the conduct of its business is wholly or substantially curtailed; or

  (b)
  all or a majority of the issued shares of the Borrower or any Material Company or the whole or a substantial part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

20.11
Material adverse change

  Any event or circumstance occurs which the Lender reasonably believes might have a Material Adverse Effect.

20.12
Acceleration

  On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

  (a)
  cancel the Facility whereupon it shall immediately be cancelled;

  (b)
  declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

  (c)
  declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 9
CHANGES TO THE PARTIES

21.
CHANGES TO THE BORROWER

  The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.
CHANGES TO THE LENDER

  The Lender may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
ADMINISTRATION

23.
CONDUCT OF BUSINESS BY THE LENDER

  No provision of this Agreement will:

  (a)
  interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

  (b)
  oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

  (c)
  oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.
PAYMENT MECHANICS

24.1
Payments to the Lender

(a)
On each date on which the Borrower is required to make a payment under a Finance Document to the Lender, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as are customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State) with such bank as the Lender specifies.

24.2
Payments to the Borrower

(a)
On each date on which this Agreement requires an amount to be paid by the Lender, the Lender shall make the same available to the Borrower in such funds and to such account with such bank as the Borrower shall specify from time to time.

(b)
Without prejudice to paragraph (a) of Clause 5.1 (Delivery of a Utilisation request), a payment will be deemed to have been made by the Lender on the date on which it was required to be made under this Agreement if the Lender has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Lender in order to make the payment.

24.3
Distributions to the Borrower

  The Lender may (with the consent of the Borrower or in accordance with Clause 25 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4
Partial payments

(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)
first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)
secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

    (iii)
    thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

    (iv)
    fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

  (b)
  The Lender may vary the order set out in subparagraphs (i) to (iv) of sub-clause 24.4(a) above.

  (c)
  Sub-clauses 24.4(a) and 24.4(b) above will override any appropriation made by the Borrower.

24.5
No set-off by the Borrower

  All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.6
Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)
During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.7
Currency of account

(a)
Subject to paragraphs (b) and (c) below euro is the currency of account and payment for any sum from the Borrower under any Finance Document.

(b)
Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)
Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

24.8
Change of currency

(a)
Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European Interbank Market and otherwise to reflect the change in currency.

25.
SET-OFF

  The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.
REFINANCING

  The Borrower shall, if no debt or equity capital market instrument has been (or is about to be) issued by the date which is four Months after the date of this Agreement (the "Relevant Date"), grant (by no later than the date which is one Month after the Relevant Date) a mandate to one or more banks or other financial institutions to arrange and syndicate a senior credit facility in the Euro loan market for the purpose of refinancing the Financial Indebtedness incurred pursuant to this Facility.

27.
NOTICES

27.1
Communications in writing

  Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2
Addresses

  The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below:

To:	SBS Broadcasting S.A. 8-10 Rue Mathias Hardt L-1717 Luxembourg Telephone: +352 26 12 15 Facsimile: +352 26 12 33 01 Attn: Corporate Secretary
With a copy to:	SBS Services B.V. Rietlandpark 353 1019 EM Amsterdam The Netherlands Telephone: +31 20 519 1919 Facsimile: +31 20 519 1996 Attn: Juergen von Schwerin/Erik Moe

  or any substitute address or fax number or department or officer as the Party may notify to the other party by not less than five Business Days' notice.

27.3
Delivery

(a)
Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)
if by way of fax, when received in legible form; or

(ii)
if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

    and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

  (b)
  Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

27.4
English language

(a)
Any notice given under or in connection with any Finance Document must be in English.

(b)
All other documents provided under or in connection with any Finance Document must be:

(i)
in English; or

(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.
CALCULATIONS AND CERTIFICATES

28.1
Accounts

  In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2
Certificates and Determinations

  Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3
Day count convention

  Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European Interbank Market differs, in accordance with that market practice.

29.
PARTIAL INVALIDITY

  If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.
REMEDIES AND WAIVERS

  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31.
AMENDMENTS AND WAIVERS

31.1
Required consents

  Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower.

32.
COUNTERPARTS

  Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

33.
GOVERNING LAW

  This Agreement is governed by English law.

34.
ENFORCEMENT

34.1
Jurisdiction

(a)
The courts of England have non- exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)
Without prejudice to paragraph (a) above, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 34.1 is for the benefit of the Lender only. The Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

34.2
Service of process

  Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

  (a)
  irrevocably appoints SBS Services UK Limited (whose registered office is Carmelite House, 50 Victoria Embankment, Blackfriars, London, EC4Y 0DX) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

  (b)
  agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

Conditions precedent to initial Utilisation

1.
The Borrower

(a)
A copy of the constitutional documents of the Borrower.

(b)
A copy of the minutes of a meeting of the board of directors of the Borrower:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)
authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)
A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A certificate of the Borrower (signed by a director) confirming that borrowing the full amount of the Facility would not cause any borrowing, guaranteeing or similar limit binding on the Borrower to be exceeded.

(e)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it and required to be delivered by it pursuant to this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.
Legal opinions

(a)
A legal opinion of Clifford Chance LLP, English legal advisers to the Lender.

(b)
A legal opinion of Clifford Chance LLP, Luxembourg legal advisers to the Lender.

3.
Other documents and evidence

(a)
Evidence that the process agent referred to in Clause 34.2 (Service of process) has accepted its appointment.

(b)
The Original Financial Statements of the Borrower.

(c)
An executed copy of the Fee Letter.

SCHEDULE 2

REQUESTS

Utilisation Request

From:
SBS Broadcasting S.A.

To:
ABN AMRO Bank N.V.
CA NL (HQ6044)
P.O. Box 283
1000 EA Amsterdam
The Netherlands

  Fax: +31 20 3835552

  Attention: Loan servicing CS Desk

with copy to:

  ABN AMRO Bank N.V.
  Credit Portfolio Management (HQ6055)
  P.O. Box 283
  1000 EA Amsterdam
  The Netherlands

  Fax: +31 20 6296270

  Attention. Susan Janssen-Ossenblok

Dated:

Dear Sirs

SBS Broadcasting S.A.—EUR 300,000,000 Bridge Facility Agreement
dated 7 March 2005 (the "Agreement")

1.
We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.
We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	Euro
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]
3.
We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.
The proceeds of this Loan should be credited to [account].

5.
This Utilisation Request is irrevocable.

Yours faithfully

________________________
authorised signatory for
SBS Broadcasting S.A.

SCHEDULE 3

MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate to compensate Lender for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the "Mandatory Cost"), in accordance with the paragraphs set out below.

3.
The Mandatory Cost for the Lender lending from a Facility Office in a Participating Member State will be the percentage determined by that Lender. This percentage will be the Lender's reasonable determination of the cost (expressed as a percentage of the Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.
The Mandatory Cost for the Lender lending from a Facility Office in the United Kingdom will be calculated by the Lender as follows:

E × 0.01 300	per cent. per annum.

  Where:

  E
  is the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to the Lender) and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

5.
For the purposes of this Schedule:

(a)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)
"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
The Lender shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates the Lender.

7.
Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

8.
The Lender may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SIGNATURES

THE BORROWER
SBS BROADCASTING S.A.
By:	/s/ ERIK T. MOE
Name:	Erik T. Moe Senior Vice President, General Counsel and Company Secretary
Address:	8-10 Rue Mathias Hardt L-1717 Luxembourg
Fax:	+352 26 12 33 01
Telephone:	+352 26 12 15
Attention:	Company Secretary
With a copy to:	SBS Services B.V. Rietlandpark 353 1019EM Amsterdam The Netherlands
Fax:	+31 20 519 1996
Telephone:	+31 20 519 1919
Attention:	Erik T. Moe / Juergen von Schwerin
THE LENDER
ABN AMRO BANK N.V.
By:	/s/ C.A. HEILIG	/s/ SAM JANSSEN-OSSENBLOK
Name:	Cees A. Heilig	Name: Sam Janssen-Ossenblok
Address:	Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands
Fax:	+31 20 629 6270
Attention:	Caroline Snippe

QuickLinks

  Exhibit 4.20
CONTENTS
SECTION 1 INTERPRETATION
SECTION 2 THE FACILITY
SECTION 3 UTILISATION
SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION
SECTION 5 COSTS OF UTILISATION
SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS
SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
SECTION 9 CHANGES TO THE PARTIES
SECTION 10 ADMINISTRATION
SECTION 12 GOVERNING LAW AND ENFORCEMENT
SCHEDULE 1 CONDITIONS PRECEDENT
SCHEDULE 2 REQUESTS
SCHEDULE 3 MANDATORY COST FORMULAE
SIGNATURES